Exhibit 99.1

Media Contact:	Investor Contact:
Eileen Howard Dunn	Nancy Christal
Senior Vice President	Senior Vice President
Corporate Communications	Investor Relations
(401) 770-4561	(914) 722-4704

CVS Caremark Appoints Hank Mullany as President of CVS/pharmacy

WOONSOCKET, R.I. (December 3, 2010) – CVS Caremark (NYSE: CVS) announced that it has appointed Hank Mullany as President of CVS/pharmacy effective December 6.

Mullany, 52, is a seasoned retail executive with nearly thirty years of retail experience and a strong background in operations, finance and strategic planning. Previously as EVP and President of Walmart North, Mullany was responsible for the operation of 1,300 stores across 19 states. Earlier in his career, Mullany served in various senior management positions, including as President, of Genuardi’s Family Markets in Pennsylvania. Mullany, a certified public accountant, earned both his bachelor’s degree and MBA from Temple University.

“Hank brings a wealth of experience to his new role and understands the many demands and challenges of the retail business. His expertise, along with his demonstrated ability to execute strategies and produce outstanding results, make him the right candidate to drive continued growth in our retail business and further our industry leadership for many years to come,” said Larry J. Merlo, President and COO, CVS Caremark.

“Hank is the right candidate to fill this role,” CVS Caremark Chairman and CEO Tom Ryan added. “His broad base of retail experience will further our mission to provide customers with expert care and innovative solutions. Hank’s proven track record as a leader will continue to set us apart in today’s competitive marketplace.”

Mullany succeeds Merlo who continued to hold responsibility for CVS/pharmacy retail operations while the search for a successor was ongoing. As announced as part of a corporate succession plan last May, Ryan plans to retire from his position as CEO prior to the next annual meeting at which time Merlo will succeed Ryan as CEO.

About CVS Caremark

CVS Caremark is the largest pharmacy health care provider in the United States. Through our integrated offerings across the entire spectrum of pharmacy care, we are uniquely positioned to provide greater access, to engage plan members in behaviors that improve their health and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of more than 64,000 pharmacies, including approximately 7,100 CVS/pharmacy stores that provide unparalleled service and capabilities. Our clinical expertise includes one of the industry’s most comprehensive disease management programs. General information about CVS Caremark is available through the Company’s Web site at http://info.cvscaremark.com.

# # #